EXHIBIT 99.1

Investor and Media Contacts:

Alex Wellins or Jennifer Jarman

the blueshirt group for Roxio, Inc.

(415) 217-7722

alex@blueshirtgroup.com;

jennifer@blueshirtgroup.com

ROXIO REPORTS THIRD QUARTER RESULTS AND NEW UNIVERSITY LICENSE DEAL FOR NAPSTER

SANTA CLARA, Calif. – February 4, 2004 – Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company® and the parent company of Napster®, today reported financial results for its fiscal third quarter ended December 31, 2003. Separately, Napster today announced an agreement with the University of Rochester (New York) whereby all students at the university will have access to Napster’s premium service and Napster will receive a license fee from the university for that access. This follows Napster’s ground-breaking deal with Penn State University which launched in January.

Roxio’s net revenue for the third quarter of fiscal 2004 was $18.76 million compared to $26.4 million in the third quarter of the prior fiscal year. Roxio’s reported net loss for the third quarter was $25.6 million, or $0.92 per basic and diluted share, as compared to a net loss of $9.2 million, or $0.47 per basic and diluted share, in the third quarter of the prior fiscal year. Shares used for computing basic and fully diluted earnings per share were approximately 27.85 million for the third fiscal quarter ended December 31, 2003 and 19.4 million shares for the third quarter of the prior fiscal year.

“In its first few months of operations Napster has firmly established itself as one of the top two online music services in the country and was named the ‘Best Online Music Store’ by PC Magazine,” said Chris Gorog, Roxio’s Chairman and CEO. “Napster’s sales of downloads and subscriptions continue to grow and the Napster brand continues to prove itself as a unique and very powerful asset which has enabled us to create new Napster products sold through major retail outlets such as Best Buy, Target and Comp USA. The company is also well-positioned to leverage Napster’s scalable music delivery platform into international markets later this year. It’s clear the online music business is gaining substantial traction and Forrester Research recently raised its projections, estimating that the sector is poised to become a multi-billion dollar industry over the next few years.”

“Our software results exceeded our expectations last quarter and we are very excited as we approach the launch of our next generation Digital Media Suite, Easy Media Creator 7, at the prestigious DEMO 2004 forum next week. Roxio pioneered the integrated digital media experience, and we believe the next edition of Creator will be a very exciting product for consumers and retailers. In addition, our Toast product for the Mac continues to outperform on all fronts and we were proud to receive a ‘Best in Show’ award at Macworld for Toast with Jam 6,” concluded Mr. Gorog.

For the quarter, Roxio’s digital media software division recorded revenues of $15.2 million and a pretax loss of $10.1 million. This included restructuring charges of $4.4 million. Revenues for the company’s online music division totaled approximately $3.6 million, representing two months of operation for Napster, and pretax loss was $15.1 million. Combined pretax loss for the two divisions was approximately $25.2 million.

Nand Gangwani, Roxio’s Chief Financial Officer, commented, “Our efforts to consolidate the organization towards profitability are proceeding on plan and, as evident in our third quarter results, have already resulted in a positive impact on our expense structure. With the pending launch of Easy Media Creator 7, we expect fourth quarter revenues for the software business to be approximately $25 million and to report positive operating margins for this segment. Revenues from our Napster division are expected to be approximately $5 million. Our recent private placement in which we raised an additional $22.5 million in capital increased our cash position on the closing date to approximately $64 million. We expect spending in our online music division to decrease over the next several quarters, and remain very confident that our balance sheet can support the substantial growth opportunities before us.”

Roxio Division Highlights

•	Was invited to participate in DEMO, one of the world’s foremost forums for new product innovations, at which Roxio will unveil its next generation Digital Media Suite on February 15 – 17 in Scottsdale, Arizona.

•	Unveiled Toast with Jam 6, the newest version of Roxio’s best-selling CD and DVD burning software for the Macintosh.

•	Announced that more than 100,000 units of Toast 6 have been shipped since launch in September of 2003. The product has been recognized through a MacUser Award and “Editor’s Choice 2003” Awards from eMedia and TechEdge-zine. Reviewers have also rated the latest version of Toast “5 out of 5” in publications ranging from MacWorld, Applelinks and MacHome.

Napster Division Highlights

•	Announced a nationwide music promotion with Miller Brewing Company offering music fans the opportunity to win Samsung Napster portable music players and $50 in music credits on Napster as a part of Rolling Stone magazine’s celebration of 50 years of Rock and Roll, beginning in June 2004.

•	Was selected to feature exclusive content from Tom Petty’s best-selling works, now available for streaming, album and individual song burning and transfer to portable devices.

•	Introduced Napster Burnpak, an affordable digital music product which couples Roxio’s Easy CD & DVD Creator 6 Starter Kit, with Napster, in one convenient box available at leading retailers including Best Buy, CompUSA and Fry’s Electronics.

•	Announced a strategic partnership with Imation (exclusive distributor of Napster-branded optical media products in North America), Case Logic and Target to launch the first “one-stop shop” at retail offering everything needed for a complete digital music experience including pre-paid Napster download cards, a Napster Burnpak, blank Napster-brand optical products and Napster-brand CD cases.

•	Launched pre-paid Napster cards available for sale in over 20,000 retail locations including RadioShack, RiteAid, Best Buy, CompUSA, Safeway and ExxonMobil.

•	Partnered with Digital 5 to bring Napster 2.0’s Premium service to the living room by enabling users of the service to access Napster’s catalog of over half a million tracks through connected DVD players and other similar consumer electronics devices powered by Digital 5.

Earnings Call Information

The Roxio third quarter teleconference and webcast is scheduled to begin at 1:30 p.m., Pacific Time, on Wednesday, February 4, 2004. To participate on the live call, analysts and investors should dial 800-374-1636 at least ten minutes prior to the call and reference conference ID: 4808210. Roxio will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://investor.roxio.com. A telephonic replay of the conference call will also be available for 48 hours by dialing 800-642-1687 and entering the passcode: 4808210.

About Roxio

Roxio, Inc. provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio’s family of products includes category-leading products Easy CD & DVD Creator(TM), Digital Media Suite(R), Easy CD Creator(R) (Windows) and Toast(R) (Macintosh) for CD/DVD burning, PhotoSuite(R) for digital photography, and VideoWave(R) for digital video. Roxio also owns Napster(R) and has re-launched it as a legal, paid service. Roxio’s current installed base is in excess of 100 million users. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Headquartered in Santa Clara, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, and Japan. The company currently employs approximately 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to Roxio’s future revenue, net income (loss) and cash flow; growth of the online music industry; the international launch of Napster; the development and launch of Roxio’s Easy Media Creator 7; OEM relationships; relationships with content providers; and product development, are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products; flaws inherent in our products or services; intense competition; failure to obtain content licenses in domestic and international markets; failure to maintain relationships with strategic partners and content providers; failure to develop new products or improvements to existing products; general economic conditions and third party claims, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio’s reports filed with the Securities and Exchange Commission (SEC), including the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2003, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Roxio assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline, Toast, Easy Media Creator, Easy CD & DVD Creator, Digital Media Suite, Easy CD Creator, PhotoSuite, VideoWave, and Napster are either trademarks or registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.

ROXIO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data, unaudited)

	December 31, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$28,038	$36,820
Restricted cash	6,708	—
Short-term investments	6,856	16,677
Accounts receivable, net of allowance for doubtful accounts of $1,380 and $850, respectively	12,633	18,196
Inventories	182	460
Prepaid expenses and other current assets	8,614	3,366
Income taxes receivable	6	—
Deferred income taxes	2,346	4,709

Total current assets	65,383	80,228

Long-term investment	3,000	3,059
Property and equipment, net	11,782	9,058
Goodwill, net	89,654	55,247
Other intangibles assets, net	6,728	10,314
Other assets	2,212	589

Total assets	$178,759	$158,495

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,487	$11,952
Income taxes payable	—	1,353
Accrued liabilities	35,254	20,987
Deferred revenue	1,144	725
Current portion of long-term debt	5,684	606

Total current liabilities	50,569	35,623
Long term liabilities:
Long term debt	80	5,490
Deferred income taxes	1,014	1,190
Other liabilities	480	—

Total liabilities	52,143	42,303

Stockholders’ equity:
Common stock, $0.001 par value; 100,000 shares authorized; 27,910 and 19,574 issued and outstanding	28	20
Additional paid-in capital	174,172	127,804
Deferred stock-based compensation	(1,936)	(2,886)
Accumulated deficit	(48,523)	(10,675)
Accumulated other comprehensive income	2,875	1,929

Total stockholders’ equity	126,616	116,192

Total liabilities and stockholders’ equity	$178,759	$158,495

ROXIO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net revenues	$18,763	$26,430	$65,737	$86,652
Cost of revenues (1)	7,984	7,522	22,234	22,867

Gross profit	10,779	18,908	43,503	63,785

Operating expenses:
Research and development (2)	8,764	5,067	24,494	15,710
Sales and marketing (3)	15,415	10,043	34,175	32,057
General and administrative (4)	5,350	9,308	18,065	21,043
Restructuring charges	4,374	207	6,467	431
Amortization of intangible assets	1,267	1,428	3,730	4,764
Stock-based compensation charges	512	659	1,550	1,447

Total operating expenses	35,682	26,712	88,481	75,452

Loss from operations	(24,903)	(7,804)	(44,978)	(11,667)
Gain on sale of GoBack product line	—	—	10,592	—
Other income (loss), net (5)	(338)	150	(41)	565

Loss before provision (benefit) for income taxes	(25,241)	(7,654)	(34,427)	(11,102)
Provision for income taxes	357	1,546	3,421	1,166

Net loss	$(25,598)	$(9,200)	$(37,848)	$(12,268)

Earnings per share:
Basic and Diluted	$(0.92)	$(0.47)	$(1.47)	$(0.63)

Weighted average shares used in computing basic and diluted net income per share	27,852	19,422	25,799	19,470

(1)	Excludes stock-based compensation charges of $9 and $13 for the three months ended December 31, 2003 and 2002, respectively, and $29 and $39 for the nine months ended December 31, 2003 and 2002, respectively. Excludes restructuring charges of $596 and $7 for the three months ended December 31, 2003 and 2002, respectively, and $963 and $20 for the nine months ended December 31, 2003 and 2002, respectively.

(2)	Excludes stock-based compensation charges of $132 and $191 for the three months ended December 31, 2003 and 2002, respectively, and $425 and $573 for the nine months ended December 31, 2003 and 2002, respectively. Excludes restructuring charges of $69 and $0 for the three months ended December 31, 2003 and 2002, respectively, and $597 and $27 for the nine months ended December 31, 2003 and 2002, respectively.

(3)	Excludes stock-based compensation charges of $119 and $172 for the three months ended December 31, 2003 and 2002, respectively, and $382 and $(14) for the nine months ended December 31, 2003 and 2002, respectively. Excludes restructuring charges of $238 and $70 for the three months ended December 31, 2003 and 2002, respectively, and $909 and $214 for the nine months ended December 31, 2003 and 2002, respectively.

(4)	Excludes stock-based compensation charges of $252 and $283 for the three months ended December 31, 2003 and 2002, respectively, and $714 and $849 for the nine months ended December 31, 2003 and 2002, respectively. Excludes restructuring charges of $2,226 and $130 for the three months ended December 31, 2003 and 2002, respectively, and $2,301 and $170 for the nine months ended December 31, 2003 and 2002, respectively.

(5)	Excludes restructuring charges of $1,245 and $0 for the three months ended December 31, 2003 and 2002, respectively, and $1,697 and $0 for the nine months ended December 31, 2003 and 2002, respectively.

ROXIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(37,848)	$(12,268)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,817	7,170
Stock-based compensation charges	1,550	1,447
Provision for doubtful accounts	(255)	423
Loss on retirement of assets	1,982	—
Gain on sale of GoBack assets	(10,592)	—
Deferred income taxes	2,371	(802)
Change in operating assets and liabilities:
Accounts receivable	5,455	5,541
Inventories	214	134
Prepaid expenses and other current assets	(357)	357
Other assets	(64)	—
Accounts payable	(3,337)	1,530
Income taxes payable	(1,241)	(738)
Accrued liabilities	6,303	(5,819)
Deferred revenues	1,140	—
Other liabilities	480	—

Net cash used in operating activities	(26,382)	(3,025)

Cash flows from investing activities:
Purchases of property and equipment	(3,693)	(3,783)
Proceeds from sale of GoBack assets	10,250	—
Purchases of other intangible assets	(1,805)	(5,667)
Purchases of short-term investments	(5,669)	(25,158)
Proceeds from sale of short-term investments	12,816	10,694
Maturities of short-term investments	4,309	3,285
Transfer to restricted cash account	(6,708)	—
Investment in nonconsolidated companies	—	(3,000)
Acquisition of Pressplay, net of cash acquired	(14,600)	—

Net cash used in investing activities	(5,100)	(23,629)

Cash flows from financing activities:
Principal payment of capital lease obligation	(456)	(411)
Proceeds from short-term borrowing	403	—
Principal payment on short-term borrowing	(281)	—
Issuance of common stock under employee stock plan	2,081	928
Issuance of common stock from private equity financing	20,405	—
Repurchase of common stock	—	(1,065)
Proceeds from line of credit	—	5,000

Net cash provided by financing activities	22,152	4,452

Effect of exchange rates on cash	548	562
Change in cash and cash equivalents	(8,782)	(21,640)
Cash and cash equivalents and restricted cash at beginning of period	36,820	47,280

Cash and cash equivalents and restricted cash at end of period	$28,038	$25,640

Supplemental cash flow information:
Cash paid for interest	$193	$88

Cash paid for income taxes	$514	$1,543

Non-cash activities:
Issuance of stock in connection with the acquisition of Napster, LLC	$23,486	$—

Adjustment to goodwill resulting from the acquisition of Napster, LLC	$34,407	$—

Adjustment to goodwill resulting from the acquisition of MGI Software Corp	$—	$3,802

Issuance and remeasurement of warrant for services	$—	$(705)

Issuance of warrant in asset purchase	$—	$329

Assets acquired under capital leases	$—	$134